Exhibit 4.5

LESLIE’S, INC.

FIRST AMENDMENT TO

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

This FIRST AMENDMENT TO REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Amendment”), is dated as of February 7, 2021, by and between Leslie’s, Inc., a Delaware corporation (the “Company”), and Bubbles Investor Aggregator, L.P., a Delaware limited partnership (including its successors and permitted assigns, “LCP”).

RECITALS

WHEREAS, the parties hereto previously entered in the Registration Rights and Lock-Up Agreement, dated as of November 2, 2020 (the “Registration Rights Agreement”), by and among the Company, LCP, Explorer Investment Pte Ltd, a Singapore Private limited company (including its successors and permitted assigns, “GIC”), and each of the persons listed on the signature pages thereto under the caption “Other Investors” or who became party to and bound by the Registration Rights Agreement as an “Other Investor” on the terms and subject to the conditions of the Registration Rights Agreement;

WHEREAS, in connection with an offer for sale of the Company’s common stock, par value $0.001 per share, by certain of the Company’s stockholders in an underwritten secondary offering, the parties hereto desire to amend the Registration Rights Agreement to provide for certain notice provisions in the case of a Piggyback Registration under the Registration Rights Agreement; and

WHEREAS, Section 11(a) of the Registration Rights Agreement provides that the Registration Rights Agreement may be amended with the prior written consent of the Company and LCP, and, to the extent such amendment adversely affects the rights or obligations of GIC under the Registration Rights Agreement, with the prior written consent of GIC.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

AGREEMENT

1. Effectiveness. Subject to receipt of the prior written consent of GIC to this Amendment, this Amendment will become effective upon the due execution and delivery of this Amendment by the Company and LCP.

2. Amendments to Registration Rights Agreement.

a. Section 2(a) of the Registration Rights Agreement is hereby amended and restated in its entirety and replaced with the following:

“Whenever the Company proposes to register any of its equity securities under the Securities Act (including primary and secondary registrations, other than (i) in connection with the initial Public Offering, (ii) any registration pursuant to a Demand Registration, Shelf Offering or Underwritten Block Trade (which is addressed in Section 1(b), Section 1(d)(i)) and Section 1(d)(ii), respectively, and, with respect to matters of priority, Section 1(e), as applicable to each of them) or (iii) in connection with registrations on Form S-4 or S-8 promulgated by the SEC or any successor or similar forms) (a “Piggyback Registration”), the Company will give prompt written notice (and in any event within three (3) Business Days after the public filing of the registration statement relating to the Piggyback Registration) to all Holders of its intention to effect such Piggyback Registration and, subject to the terms of Section 2(b), Section 2(c) and Section 3, will include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein (x) from Holders of a majority of LCP Registrable Securities or Holders of a majority of GIC Registrable Securities, within ten (10) days after the delivery of the Company’s notice, or (y) from any other Holder, within 24 hours after delivery of the Company’s notice. Any Participating Sponsor Investor may withdraw its request for inclusion at any time prior to executing the underwriting agreement relevant to such Piggyback Registration, or if none, prior to the applicable registration statement becoming effective.”

b. Section 11(g)(ii) of the Registration Rights Agreement is hereby amended and restated in its entirety and replaced with the following:

“(ii) when sent by electronic mail or facsimile if sent during normal business hours of the recipient, but if not, then on the next Business Day;”

3. Capitalized Terms. Capitalized terms used without definition herein shall have the meanings ascribed to them in the Registration Rights Agreement.

4. Agreement in Effect. Except as expressly amended by this Amendment, the Registration Rights Agreement shall remain in full force and effect in accordance with its terms.

5. Amendment or Waiver. Any term of this Amendment may be amended or waived only by an instrument in writing signed by the parties hereto.

6. Headings. The headings in this Amendment are used for convenience only and are not to be considered in construing or interpreting any provision of this Amendment.

7. Entire Agreement. This Amendment supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof. The Registration Rights Agreement, as amended by this Amendment, contains the sole and entire agreement between the parties with respect to the subject matter hereof.

8. Governing Law. This Amendment shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Section 11(i) of the Registration Rights Agreement is incorporated herein by reference.

9. Severability. If one or more provisions of this Amendment are held to be unenforceable under applicable law, to the maximum extent permitted by law, such provision shall be excluded from this Amendment, the balance of this Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

10. Electronic Delivery. This Amendment and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

11. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Amendment to the Registration Rights Agreement as of the date first written above.

COMPANY:

Leslie’s, Inc.

By:	/s/ Steven Weddell
Name:	Steven Weddell
Title:	Executive Vice President, Chief Financial Officer

LCP:

Bubbles Investors Aggregator, L.P.

By: C8 Management, L.L.C. Its: General Partner

By:	/s/ Marc Magliacano
Name:	Marc Magliacano
Title:	Authorized Signatory

Signature Page to First Amendment to Registration Rights and Lock-Up Agreement